UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 21, 2006

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1300 Main Street

Box 130

Atchison, Kansas 66002

(Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On November 21, 2006, the Company entered into a Separation Agreement and Release of Claims with Michael Trautschold, a former Vice President of the Company, who was not reelected as an officer following the Annual Meeting on October 12, 2006 and who has been involuntarily terminated effective as of December 31, 2006 as a result of an internal  restructuring.   Pursuant to the Separation Agreement, Mr. Trautschold  has released the Company from all claims arising out of his employment and termination of employment and agreed to a one year non-competition period which restricts his ability to approach customers of the Company except on behalf of the Company in his capacity as a consultant.  Pursuant to a related consulting agreement, he also has agreed to serve as a consultant to the Company for a period of one year, which may be extended at the Company’s request.    In return, the Company has agreed to the following.  Under the Separation Agreement, it will (i) pay Mr. Trautschold $4,200 a week through December 23, 2007 and  pay or reimburse him for  85% of his family premium for COBRA health care coverage during that period, and (ii)  provide $15,000 for an outplacement program or, at his election, pay him that amount in cash.  He also will be permitted to receive a prorata portion of outstanding restricted share awards;  the prorata portions that he receives will either be 30/36 or 30/84 of awards whose performance period ends in 2007 and 18/36 or 18/84 or awards whose performance periods end in 2008, depending in each case on whether applicable performance goals are met.  The Company has agreed to pay Mr. Trautschold a minimum of $100,000 under the consulting agreement during the first year thereof based on a rate of  $250 an hour for his services.  Mr. Trautschold also will be entitled to vested benefits under the Company’s ESOP and 401k plans, to exercise options to the extent permitted under the company’s option plan and to continue his long term care policy at his cost.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: November 28, 2006	By:	/s/ Laidacker M. Seaberg
Laidacker M. Seaberg
Chief Executive Officer